Fathom

Fathom is the future of underwater adventure through an affordable, easy to use, underwater drone.



Invest $99.00 minimum investment

Invest

Introduction

Fathom, a Techstars 2017 company, is making underwater exploration accessible for everyone, allow everyday people to discover the world in a new way.

One of the co-founders of Fathom, Danny Vessells, grew up spending summers at his grandparents lakeside cabin in Northern Michigan and was told for years about horse drawn carriages and sunken artifacts being at the bottom of the lake. Danny wanted to know if they were actually there, but wasn't able to do this for two reasons: One, he wasn't SCUBA certified, and two, everything that would allow him to get there remotely cost thousands of dollars and was highly technical.

That's when Danny went to John Boss and Matt Gira with an idea to open up this vast, hidden underwater world to anyone with a smartphone through an affordable, easy to use, underwater drone. As a team, they've been on a mission to bring this type of exploration and adventure to the world for three years.



The Market


$5.6 BILLION
AFTERMARKET BOATING ACCESSORIES
$120 BILLION
$1.9 BILLION
OUTDOOR RECREATION PRODUCTS
CONSUMER DRONES

In the past decade, aerial drones have become ubiquitous. More than ever, individuals without any prior robotics or aviation background are purchasing aerial drones as a means to achieve and obtain a new perspective. In a world where everyday routines and technology continue to merge, Fathom is offering a fresh way to experience planet earth. Instead of discovering what has already been seen, Fathom plans to take people to places that have only been dreamed of.

We've currently estimated the total addressable market to be $50 billion.

Simplifying to make the user experience easy to use and memorable each time, and adaptability with the modularity of the Fathom One.

Success So Far

In the Fall of 2016, the Fathom One was launched on Kickstarter where Fathom received over 400 pre-orders resulting in more than $190,000 in revenue.



See the pitch video from Fathom's successful Kickstarter campaign.



Fathom is ready for full-scale manufacturing with fully functional units. Beta testing is underway with great results so far.



Quinn Reviews the Fathom One.

Fathom is a team of engineers with a passion for the outdoors and was founded around a simple goal: Create a new way to discover the world. What better to discover than something that has never been seen before? With the Fathom One, the team is using their experience as drone-users, scuba divers, and outdoor enthusiasts, combined with their engineering expertise, to create an adventure like none other, merging tech with the outdoor world so that all you're left with is a sense of awe in your surroundings as you dive to new depths.



Modularity is at the heart of the Fathom One.

Its patent pending modular thruster system provides more flexibility and adaptability than any other drone on the market, while also increasing the robustness. By removing the thrusters for travel, users can slip the world's smallest underwater drone into a backpack for a day hike, or a carry-on for a caribbean adventure. Once you reach your destination, set-up only takes a couple minutes and then you're ready to dive.

If something goes wrong with the Fathom One, rather than sending in the entire drone for repairs, users can simply purchase new thrusters to swap out with the old ones.



With a simple iOS or Android app, all you need to explore is the phone in your pocket.

Press Highlights

Fathom has been featured in BBC, Discovery News, USA Today, Digital Trends, the Observer and many other news outlets. They are a proud member of the Techstars Mobility Class of 2017 and have received investment and support from the program.

USA TODAY BBC DIGITAL TRENDS techstars
KICKSTARTER OBSERVER

Business Model

There are two revenue models for Fathom. First, direct sales to consumers through e-commerce and second partnering with retailers. These sales channels are the focus for Fathom in the near future with additional potential revenue streams through infrastructure maintenance and inspections in the long-term future.

Team



The team consists of 5 members, with 4 working full-time. Each member has a technical background in some way, ranging from mechanical engineering, to electrical engineering, and software engineering. Additionally, the team has entrepreneurial experience through the Yale Entrepreneurial Institute, the Hope College Entrepreneurial Institute, and the Emerge Xcelerate program which is now a part of Start Garden in Grand Rapids, MI. The team has known each other for 4 years and have been working together for the past 2 and a half, with equity split equally between the cofounders.

As the team continues to grow, they have a unique offering for new talent. Providing an chance for new hires to work on software integrated with hardware, an uncommon opportunity among midwest startups.

Fathom has surrounded itself with great colleagues and mentors from prestigious colleges, universities, accelerator programs, and law firms and are part of the ever growing TechStars network.

Matt Gira CEO

Matt has a degree in chemistry, but has extensive business knowledge through his involvement with the Yale Entrepreneurial Institute in 2015 and working on startup companies since 2013. He has been a crucial part to developing the Hope College entrepreneurship program along with running the operations at Fathom. Matt has been developing the current partnerships Fathom has and setting the strategic direction of Fathom.

John Boss CTO

John has a degree in biomechanical engineering and is the lead engineer in developing the Fathom One, Fathom's first product. He took the sticky note idea of the Fathom One and made it a reality with his engineering experience. John is also an avid scuba diver and outdoor enthusiast which has helped Fathom develop their first product to meet consumer needs.

Danny Vessells CMO

Danny has a degree in chemical engineering, and has gained a plethora of experience working in customer engagement for Fathom. He has been the led the development of the community that now surrounds Fathom, and reaching out to potential users to better understand their needs. Danny is an adventurer himself and the originator for the idea of Fathom.

Be a part of Fathom



This is an offering of Common Stock, under registration exemption 4(a)(6), in Fathom Drones Inc. This offering must raise at least $10,000 by January 2, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Fathom may issue additional securities to raise up to $1,069,992, the offering's *maximum*.

$0 raised

$10,000 target $1,069,992 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

102,467 shares × $49.50 per share
= $5,072,117 implied valuation

Pitch Deck


fathom
September 2017


OVERVIEW
At Fathom, we create and curate underwater experiences. Through hardware and software, Fathom allows anyone to explore underwater simply and intuitively.


FATHOM ONE
The adaptable, easy to use, underwater drone
• Allows underwater exploration to be accessible and intuitive
• Patent pending modularity - allows the Fathom One to be adaptable to many different use cases
• Applications for boating, fishing, and scuba diving


I CAN USE IT FOR
WHAT?
Marinas
Aquariums
Fishing
Cinematography
Infrastructure Inspection
Research and Education
Hazardous Environments
Tourism
Search and Rescue

TRACTION

Since September 2016, Fathom has had over 500 pre-orders resulting in over $250,000. In addition, Fathom is currently working on partnerships with retailers and is part of the Techstars Mobility class of 2017.

$190k
KICKSTARTER

techstars

MARKET POTENTIAL



$5.6 BILLION
AFTERMARKET BOATING ACCESSORIES
$120 BILLION
OUTDOOR RECREATION PRODUCTS
$1.9 BILLION
CONSUMER DRONES

BUSINESS MODEL

Revenue Model	Direct Sales and Partnerships
Customer Acquisition Strategy	Tradeshows and Retailers
Price	Direct Sale: $1,000

Potential Future Revenue Streams: Search and Rescue, Pipeline Inspections, Infrastructure Inspections



techstars

- Ted Serbinski
- Brandon Roskowski
- John Crick

The co-founders of Fathom have been working together for over 3 years on Fathom. The entire team has technical backgrounds with expertise in other areas such as operations, financials, and marketing. Since the founding, the team has been part of the Techstars Mobility program in 2017, the Yale Entrepreneurial Institute in 2015, Emerge Xcelerate in 2015, and the Hope College Entrepreneurial Institute. Through these programs, Fathom has been able to develop as a team and surround themselves with great mentors and advisors.

Raising 1,000,000 for inventory, marketing, and operations.

USE OF FUNDS

- Inventory: 1000 units in our first batch
- Marketing: Hiring a sales representative and tradeshow marketing
- Operations: Product development and business expenses



Marketing
15%
Inventory
40%
Operations
45%

QUESTIONS?

EMAIL:
MATT@FATHOMDRONE.COM

Download

Financials

The purpose of this offering is to be able to ship the first units of the Fathom One and fully get to market. The use of funds will be going towards tooling, initial inventory, and operations.

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

Summary

- Making underwater exploration accessible through an affordable, easy to use, underwater drone
- A TechStars Mobility company
- Currently in the manufacturing process for shipping our first units, including over 500 preorders.

Fathom’s SEC filings

The Offering Statement is a formal description of the company and this transaction. It’s filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask Fathom a question

Proofread your comment before submitting: once it's posted, you can’t edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.